Exhibit 4.53

BRIEF DESCRIPTION OF ALL SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
General
As of March 4, 2026, there were 28,320,815 shares of our common stock issued, 28,320,815 shares of our common stock outstanding.
Our current amended and restated certificate of incorporation authorizes us to issue up to 400,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. All of our issued and outstanding shares of common stock and preferred stock, if any, are duly authorized, validly issued, fully paid and non-assessable. Our shares of common stock are not redeemable and do not have preemptive rights.
The remaining shares of authorized and unissued capital stock are available for future issuance, subject to our current amended and restated certificate of incorporation, current amended and restated bylaws and applicable law, including any regulations governing the exchange on which our shares of capital stock are then listed. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.
The following description of our capital stock and provisions of our current amended and restated certificate of incorporation and current amended and restated bylaws summarize the material terms and provisions of our capital stock. Such descriptions are qualified by reference to the current amended and restated certificate of incorporation and the current amended and restated bylaws, copies of which have been filed with the Securities and Exchange Commission (the “SEC”).
Common Stock
Dividend Rights. Subject to the rights of holders of any series of then outstanding preferred stock and the limitations under the Delaware General Corporation Law ("DGCL"), each holder of our common stock has equal rights of participation in our dividends in cash, stock or property, when, as and if our board of directors declares such dividends from time to time out of assets or funds legally available.
Voting Rights. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our common stock exclusively possess all voting power; provided, however, that except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation (or on any amendment to a certificate of designations of any series of preferred stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to our amended and restated certificate of incorporation (or pursuant to a certificate of designations of any series of preferred stock) or pursuant to the DGCL. Our stockholders are not entitled to cumulative voting.
Liquidation. Subject to the rights of holders of any series of then outstanding preferred stock, each holder of our common stock has equal rights to receive our assets and funds available for distribution to stockholders in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.
Rights and Preferences. Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Limited Voting by Foreign Owners. To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our amended and restated certificate of incorporation restricts voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be voted, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of the members of our board of directors and senior management be U.S. citizens. Our amended and restated certificate of incorporation provides that no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which it refers to as the foreign stock record. Our amended and restated certificate of incorporation further provides that no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law.

Preferred Stock

Under our current amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Our issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.

Anti-Takeover Provisions of Our Current Certificate of Incorporation and Bylaws

Our current amended and restated certificate of incorporation provides for the annual election of all directors. Directors hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal. Because our stockholders do not have cumulative voting rights, unless otherwise required by law, our certificate of incorporation or our bylaws, the election of directors shall be decided by a majority of the votes cast with respect to a nominee at a stockholders’ meeting for the election of directors at which a quorum is present, by the holders of stock entitled to vote in the election; provided, however, that, (i) if the Secretary receives a notice that a stockholder has nominated a person for election to our board of directors in compliance with the advance notice requirements for stockholder nominees for director pursuant to our bylaws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date we give notice of such meeting/determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders, at which a quorum is present, held to elect directors and entitled to vote on such election of directors. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected.

Except as otherwise required by applicable law or the rights and preferences of any then-outstanding preferred stock, our current amended and restated certificate of incorporation provide that a director may be removed from the board of directors with or without cause by the affirmative vote of the holders of a majority of the voting power of all the shares of common stock outstanding, but vacancies may only be filled by the board of directors. Our current amended and restated certificate of incorporation and current amended and restated bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that special meetings of stockholders may be called by (i) our board of directors or the chair of our board of directors; or (ii) our corporate secretary following receipt of one or more written demands from stockholders holding at least 25% of the voting power of the outstanding shares entitled to vote. Our current amended and restated bylaws also establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals for the nomination of candidates for election as directors, all of which must be brought in a timely manner. Timely, for purposes of our current amended and restated bylaws, generally means delivery of notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting date.

Our current amended and restated certificate of incorporation requires a 66 2/3% stockholder vote for the amendment, repeal or modification of any provision of our current amended and restated certificate of incorporation, except for any amendments permitted by Section 242(d) of the DGCL. Our current amended and restated certificate of incorporation provides that, as permitted by law, sections of our amended and restated bylaws may be adopted, amended, altered or repealed by (i) our board of directors without action on the part of the stockholders or (ii) a 66 2/3% stockholder vote. The combination of the lack of cumulative voting and the 66 2/3% stockholder voting requirements make it more difficult for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the DGCL. We have elected not to be governed by or subject to Section 203 of the DGCL (or any successor provision thereto).

Delaware as Sole and Exclusive Forum

Our current amended and restated certificate of incorporation provides that, absent our written consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of the Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of us, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, or stockholders to us or our stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or our current amended and restated certificate of incorporation or current amended and restated bylaws or (d) any action asserting a claim governed by the internal affairs doctrine; provided, however, that absent our written consent to the selection of an alternative forum, the U.S. federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the "Securities Act").

Limitations of Liability and Indemnification

Our current amended and restated certificate of incorporation contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, except liability for:
•any breach of the director’s or officer's duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•in the case of a director, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;
•in the case of an officer, any action by or in the right of us; or
•any transaction from which the director or officer derived an improper personal benefit.

Our current amended and restated certificate of incorporation provides that we may indemnify our directors and officers, in each case to the fullest extent permitted by the DGCL. Our current amended and restated bylaws also provide that we are obligated to indemnify our directors and officers to the fullest extent permitted by the DGCL and advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and they permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of the DGCL. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these limitation of liability provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our current amended and restated certificate of incorporation, current amended and restated bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty.

Our current amended and restated certificate of incorporation provides that any such lawsuit must be brought in the Court of Chancery of the State of Delaware. However, because the applicability of the exclusive forum provision is limited to the extent permitted by applicable law, we do not intend for the exclusive forum provision to apply to suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction, and acknowledge that federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. We note that there is uncertainty as to whether a court would enforce the provision as it applies to the Securities Act and that stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The foregoing provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Market Listing

Prior to November 18, 2024, our common stock was listed and traded on the New York Stock Exchange under the symbol "SAVE." On November 18, 2024, our common stock was delisted from the New York Stock Exchange. On November 19, 2024, our common stock began trading on the OTC Pink Market under the symbol “SAVEQ.” On April 29, 2025, our common stock was listed and began trading on the NYSE American stock exchange under the symbol “FLYY.” On September 21, 2025, our common stock was delisted from NYSE American. On September 3, 2025, our shares of Common Stock began trading on the OTC Pink Limited Market under the symbol “FLYYQ."